|	NEWS

IMMEDIATE RELEASE

UAW, Ford Reach Tentative Agreement on National Labor Contract to Add 12,000 U.S. Jobs, Significant Investment

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Ford commits to add 12,000 hourly jobs in its U.S. manufacturing facilities by 2015, including in-sourcing from Mexico, China and Japan; this is 5,750 hourly jobs more than the previously announced 7,000 U.S. positions to be added by year-end 2012

•	Ford pledges to invest $16 billion in the U.S. - including $6.2 billion for U.S. plants - to design, engineer and produce more new and upgraded vehicles and components by 2015

•	Ford says the agreement is fair to its employees and that it improves the company's competitiveness in the U.S.

•	The new jobs and investment commitments in the UAW-Ford tentative agreement are contingent upon ratification of the agreement by the UAW membership

DEARBORN, Mich., Oct. 4, 2011 - Ford Motor Company and the United Auto Workers union (UAW) have reached a tentative agreement on a new four-year labor contract covering approximately 41,000 UAW-represented employees in the United States.

The agreement - which is subject to ratification by UAW members - calls for 12,000 hourly jobs to be added in Ford's U.S. manufacturing facilities through the term of the contract in 2015.

The new jobs commitment includes additional in-sourcing from Mexico, China and Japan, and is nearly double the company's previous commitment to add jobs in the U.S.

The agreement includes $16 billion in U.S. investments - including $6.2 billion for Ford plants in the U.S. - all to design, engineer and produce more new and upgraded vehicles and components by 2015.

“We are pleased that, by working together with the UAW, we reached a deal that is fair to our employees and that improves Ford's competitiveness in the U.S.,” said John Fleming, Ford's executive vice president of Global Manufacturing and Labor Affairs. “This agreement allows us to make even more progress on our One Ford plan and our focus on the great products, stronger business and better world that will deliver continued profitable growth for all.”

The UAW will share details of the agreement with its local leaders and members in the coming days as part of the ratification process. Ford will discuss more specifics once the agreement becomes final.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Contact:	Marcey Evans
Ford Motor Company
313.322.9211 (office)
313.673.3846 (cell)
mevans13@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1